Exhibit 99.1

Risk factors

This offering involves a high degree of risk, including the risks described below and other risks described in the offering memorandum for the existing notes, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and our Annual Report on Form 10-K for the year ended December 31, 2004, each of which is included as an exhibit to this offering memorandum, and the risks described in any other documents incorporated by reference into this offering memorandum. You should carefully consider all of these risks together with all of the other information included in this offering memorandum and the documents incorporated by reference herein before deciding to invest in the notes offered hereby. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In that event, we may be unable to pay interest on, or the principal of, the notes. In that event, you may lose all of part of your investment.

RISKS RELATED TO THE PROPOSED INTERMEDIATE PIPELINES TRANSACTION

We may not be able to complete the proposed intermediate pipelines transaction or realize the expected benefits of our proposed acquisition of the intermediate pipelines from Holly Corporation.

On June 10, 2005, our board of directors approved the acquisition of the intermediate pipelines from Holly Corporation. However, the completion of the proposed transaction is subject to the execution of definitive agreements, regulatory approval and certain other customary closing conditions and may not occur or may take longer to complete than we anticipate. Even if completed, the acquisition of the intermediate pipelines and any other future acquisitions may not produce the revenues, earnings or business synergies that we anticipate and our expectations regarding the revenues and operating cash flow resulting from our proposed acquisition of the intermediate pipelines from Holly Corporation may prove to be incorrect. Pursuant to the pipelines agreement we plan to enter into with Holly Corporation, Holly Corporation would be obligated to meet its minimum revenue commitment of $3.0 million per quarter. If Holly Corporation is unable to meet its minimum revenue commitment for any reason, our revenues and operating cash flow from these assets will be lower than expected. As a result, our revenues and operating cash flow could be adversely affected.

Following the proposed acquisition of the intermediate pipelines from Holly Corporation, our dependence upon Holly and its Navajo Refinery will increase.

Upon the completion of the proposed acquisition of the intermediate pipelines from Holly Corporation, we expect the percentage of our total revenues attributable to Holly Corporation to be approximately 58%. We expect to continue to derive a majority of our revenues from Holly Corporation and its Navajo Refinery for the foreseeable future. If those revenues decline, we could suffer a material adverse effect on our results of operations which could affect our ability to pay interest on, or the principal of, the notes.

We may incur substantial environmental costs and liabilities as a result of our proposed acquisition of the intermediate pipelines from Holly Corporation.

Some of the pipelines to be acquired in our proposed transaction with Holly Corporation have been used for many years to distribute, store or transport petroleum products, and releases may have occurred from Holly Corporation’s pipeline rights-of-way that require remediation. In addition, releases may have occurred in the past that have not yet been discovered, which could require costly future remediation. In connection with the proposed acquisition, Holly Corporation has agreed to amend the omnibus agreement between us that requires Holly Corporation to indemnify us for certain environmental costs and liabilities, including with respect to the intermediate pipelines if we acquire them, to increase the maximum liability cap to $17.5 million. The first $15 million of the maximum liability cap would apply to environmental costs and liabilities associated with the intermediate pipelines and the assets contributed to us by Holly Corporation at the time of our initial public offering, and the amount of the maximum liability cap between $15 million and $17.5 million will only be available to indemnify us for environmental costs and liabilities associated with the intermediate pipelines. Additionally, we would have ten years from the date of our acquisition of the intermediate pipelines to notify Holly Corporation of any claims. If indemnification is not available for any pre-closing conditions such as a significant release or event or if Holly Corporation refuses or is unable to comply with its indemnification obligations, it could adversely affect our financial position and results of operations.

If we do not complete our proposed acquisition from Holly Corporation, the proceeds of the offering will be used for other purposes and holders of the notes offered hereby will not benefit from the increased revenues and cash flows that we expect following this acquisition.

If our proposed acquisition of the intermediate pipelines is not completed for any reason, we will use the proceeds of the offering for general partnership purposes rather than to fund a portion of the cash consideration to acquire the intermediate pipelines from Holly Corporation. If this occurs, we will not receive the anticipated benefits of adding Holly Corporation’s intermediate pipelines to our existing business, including increased revenues and cash flows that we expect to receive from these pipelines.